Exhibit 23.3.2

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Bober, Markey, Fedorovich & Company Certified Public Accountants/ Business Advisors A Professional Corporation	411 Wolf Ledges Parkway Suite 400 Akron, Ohio 44311-1040 330.762.9785 FAX 330.762.3108 www.bobermarkey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2005, accompanying the financial statements of QuaTech, Inc. contained in the Registration Statement on Form S-4 filed on or about January 9, 2006. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

BOBER, MARKEY, FEDOROVICH & COMPANY

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio

January 9, 2006